UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 29, 2014

GRAFTECH INTERNATIONAL LTD.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-13888	27-2496053
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

12900 Snow Road
Parma, Ohio 44130
(Address of Principal Executive Offices, including Zip Code)

Registrant’s Telephone Number, including Area Code: 216-676-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e) Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On January 29, 2014, the Compensation Committee of the Board of Directors of GrafTech International Ltd. (the “Company”) approved certain modifications to the compensation arrangements for Joel L. Hawthorne, following his previously announced appointment as Chief Executive Officer and President (“CEO”).
In light of his new responsibilities, Mr. Hawthorne’s annual base salary has been increased to $700,000. He will continue to be eligible for a bonus under the Company’s annual incentive plan, the target amount of which will be equal to 100% of his base salary. He also received an award under the Company’s long-term incentive plan, consisting of options to purchase 66,600 shares of GrafTech common stock at $10.31 per share (fair market value on the date of grant), 50,700 shares of restricted stock units and 83,500 performance share units, and will continue to be eligible to receive future awards. The actual amount of bonus and performance share unit payouts are subject to the attainment of applicable performance targets. Mr. Hawthorne is a party to the Company’s standard form of Indemnification Agreement and Executive Severance Compensation Agreement. Awards under the long term incentive plan have been made on terms set forth in the Company’s standard form of Long Term Incentive Award Agreement pursuant to the 2005 Equity Incentive Plan. He is also eligible to participate in the Compensation Deferral Plan and the Savings Plan.
In addition, the Compensation Committee reduced the annual base salary for Craig S. Shular, for his service as executive Chairman through 2014 following his previously announced retirement as CEO, to $600,000.
In connection with these approvals, the Compensation Committee received reports and recommendations from its independent compensation consultant, including an assessment of market practices, the results of a benchmarking analysis and an evaluation of overall compensation and alignment of incentives with shareholder values.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GRAFTECH INTERNATIONAL LTD.
Date: January 30, 2014	By:	/s/ John D. Moran
John D. Moran Vice President, General Counsel and Secretary